Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports Earnings

for the Quarter and Nine Months Ended March 31, 2006

Medway, MA, April 26, 2006 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced net income for the quarter ended March 31, 2006 of $407,000, or $0.25 per share, compared with $540,000, or $0.32 per share, for the same quarter a year ago, a decrease of $133,000, or 24.6%. Net income for the nine months ended March 31, 2006 was $1.4 million, or $0.86 per share, compared with net income of $1.5 million, or $0.92 per share, for the nine months ended March 31, 2005, a decrease of $120,000, or 7.8%.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated: “As all financial institutions are facing the same challenges with the rising rate environment, we are continuing our strong record of asset growth led by our expanding commercial loan portfolio. Our innovative marketing initiatives on core deposit accounts helped us build new customer relationships and enhance existing ones.”

The Company’s total assets were $387.9 million as of March 31, 2006, compared with $350.6 million as of June 30, 2005, an increase of $37.3 million, or 10.6%. The increase in assets continues to be largely driven by growth in the Company’s loan portfolio. Total gross loans increased $32.2 million, or 11.7%, since June 30, 2005 to $308.3 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $24.2 million, or 22.8%, during the nine months ended March 31, 2006 to $130.4 million. The Company, through its residential loan origination division, the Strata Mortgage Center, increased residential real estate loans by $6.2 million, or 4.2%, to $153.3 million. The growth in residential loans since June 30, 2005 was net of sales of $5.4 million. The Company was also successful in increasing home equity loans since June 30, 2005 by $1.7 million, or 8.0%, to $23.5 million.

Investment securities, which consist primarily of federal agency bonds, mortgage-backed securities and corporate bonds increased $7.0 million, or 12.8%, since June 30, 2005 to $61.5 million at March 31, 2006 due to net purchases during the period. Total deposits increased $6.8 million, or 2.7%, since June 30, 2005 to $261.6 million. Core deposits decreased $1.6 million, or 1.0%, as growth in regular savings deposits due to the recent promotion for the Generations Gold deposit account was more than offset by decreases in other core deposit categories. Generations Gold is a checking account combined with savings that also includes a value club program that provides customers with discounted banking, travel and other consumer services. Certificates of deposit increased $8.4 million, or 8.2%, since June 30, 2005 due to several certificate promotions and the use of brokered certificates of deposit. In order to provide additional funding for this year’s loan growth, the Company increased borrowings primarily from the Federal Home Loan Bank of Boston by $29.3 million, or 45.4%, since June 30, 2005.

For the quarter ended March 31, 2006, net interest income decreased $21,000, or less than 1.0%, compared with the same quarter last year. Average earning assets increased $36.2 million, or 11.4%, due to loan growth while the yield on assets increased 42 basis points to 5.99% compared to the same quarter last year. The positive effect on interest income from the earning asset growth and higher asset yield was more than offset by an increase in interest expense. The increase in interest expense resulted from an increase in interest bearing liabilities of $37.1 million, or 13.7%, to fund loan growth, an increase in cost of liabilities of 89 basis points to 3.14%, as well as a change in the mix of liabilities, reflecting increased reliance upon borrowings and higher cost certificates of deposit. While a rising rate environment over the past year resulted in the increases in earning asset yield and cost of liabilities, this change in market interest rates disproportionately affected the Company’s interest expense, as certain of the Company’s liability costs have risen faster than yields on earning assets. The effect of the rising rate environment, together with the Company’s greater reliance on higher cost funding resulted in a decline in interest rate spread of 47 basis points to 2.85% and a decrease in interest rate margin of 39 basis points to 3.26% for the quarter ended March 31, 2006 compared to the same quarter last year.

Non-interest income was $450,000 for the quarter ended March 31, 2006, $48,000, or 11.9%, higher than the same quarter last year. The increase in non-interest income was attributed to higher gains on the sale securities of $35,000 and gains from the sale of residential loans of $14,000.

Total non-interest expense for the quarter ended March 31, 2006 was $2.6 million, an increase of $209,000, or 8.8%, which was largely due to the growth in operations compared to the same quarter last year.

The provision for loan losses was $88,000 for the quarter ended March 31, 2006, slightly lower than the $89,000 recorded for the same quarter last year. The allowance for loan losses totaled $2.8 million at March 31, 2006 and represented 0.90% of loans outstanding, consistent with the 0.90% at June 30, 2005.

Stockholders’ equity increased to $27.3 million, or $16.70 book value per share, at March 31, 2006 from $26.5 million, or $16.38 book value per share, at June 30, 2005. The Company’s ratio of stockholders’ equity to total assets at March 31, 2006 was 7.04%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2005 was 7.56%. The decrease in the ratio was due primarily to the growth in assets since the beginning of the fiscal year.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Strata Bank is headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	March 31, 2006	June 30, 2005	March 31, 2005
Consolidated Balance Sheet Data:
Total assets	$387,851	$350,602	$341,168
Total loans, net of allowance for loan losses	306,408	274,598	263,151
Short-term investments	3	2,454	3,228
Other investments	61,536	54,563	53,381
Deposits	261,605	254,805	248,456
Borrowings	96,981	67,650	64,615
Stockholders' equity	27,319	26,515	26,271

Capital and Asset Quality Ratios and Other Data:
Stockholders' equity to total assets	7.04%	7.56%	7.70%
Book value per share	$16.70	$16.38	$15.98

Non-performing assets to total assets	0.38%	0.03%	0.03%
Allowance for loan losses to loans	0.90%	0.90%	0.90%

Number of full-service offices	8	8	8
Number of limited-service offices	1	1	1

	Quarter Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Consolidated Statement of Income Data:
Total interest income	$5,260	$4,392	$15,151	$12,658
Total interest expense	2,399	1,510	6,326	4,292

Net interest income	2,861	2,882	8,825	8,366
Provision for loan losses	88	89	288	300

Net interest income, after provision for loan losses	2,773	2,793	8,537	8,066

Service charges and other income	364	365	1,129	1,144
Gain on loan sales	14	—	44	32
Gain on securities, net	72	37	319	88

Total non-interest income	450	402	1,492	1,264

Total non-interest expense	2,594	2,385	7,844	7,055

Income before income taxes	629	810	2,185	2,275
Income taxes	222	270	770	740

Net income	$407	$540	$1,415	$1,535

Earnings per share:
Basic	$0.25	$0.33	$0.87	$0.94

Diluted	$0.25	$0.32	$0.86	$0.92

Weighted average shares:
Basic	1,634,786	1,643,332	1,625,568	1,640,548

Diluted	1,656,234	1,666,301	1,647,392	1,664,770

Performance Ratios:
Annualized return on average assets	0.44%	0.65%	0.52%	0.63%
Annualized return on average equity	6.04%	8.26%	6.97%	7.87%
Net interest spread	2.85%	3.32%	3.04%	3.32%
Net interest margin	3.26%	3.65%	3.42%	3.64%